CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into as of October 31, 2024, by and between:

Millennium EBS Inc., a New Jersey corporation with its principal office located at 100 Overlook Center, 2nd Floor, Princeton, NJ 08540 ("Company"), and

Shinto J. Matthew, as CEO of Millennium EBS Inc., with his personal address located at 11 Stone House Court, Belle Mead, NJ 08502 ("Consultant").

RECITALS

WHEREAS, the Company desires to engage the services of Consultant to provide certain consulting services as outlined below, and

WHEREAS, Consultant desires to provide such consulting services under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

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1. CONSULTING SERVICES

The Consultant agrees to provide consulting services to the Company starting on November 1, 2024, including but not limited to:

- Strategic advice on business operations.
- High-level executive leadership consulting.
- Assistance with corporate development.
- Other services as mutually agreed upon by the Company and Consultant.

2. TERM

The term of this Agreement shall commence on November 1, 2024, and shall continue for a period until the fulltime employment agreement is reached, unless terminated earlier in accordance with Section 4 of this Agreement.

3. FEES AND PAYMENT

The Consultant shall be compensated as follows:

- Consultant shall receive **$16,000.00** per month for the consulting services provided.

- Payments will be made monthly, based on the services rendered in the prior month.
- Payments shall be made by the 15th day of each month.

4. TERMINATION

Either party may terminate this Agreement with six months of written notice to the other party. Upon termination, the Company shall pay the Consultant for all services rendered up to the date of termination including commissions.

5. INDEPENDENT CONTRACTOR

Consultant shall perform the services under this Agreement as an independent contractor and not as an employee of the Company. The Consultant shall have no authority to bind the Company in any contractual obligations or agreements.

6. CONFIDENTIALITY

The Consultant agrees to maintain the confidentiality of any proprietary or confidential information provided by the Company during the term of this Agreement, and not to use or disclose such information except as necessary to perform the services under this Agreement. This obligation shall survive the termination of this Agreement.

7. INTELLECTUAL PROPERTY

Any intellectual property, including but not limited to patents, trademarks, copyrights, and other proprietary rights developed by the Consultant in connection with the services provided under this Agreement shall be the exclusive property of the Company.

8. DISPUTE RESOLUTION

Any dispute arising under or in connection with this Agreement shall be resolved through mediation or arbitration in the state of New Jersey, with the parties agreeing to share equally in the costs associated with the dispute resolution process.

9. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

10. ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, relating to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.

Millennium EBS Inc.

By: [signature]

Name: Shinto J. Matthew

Title: CEO

Consultant

By: [signature]

Name: Shinto J. Matthew